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                                                                     Exhibit 2.3

August 31, 1995
Chicago, Illinois

                                CONTINGENT NOTE


     FOR VALUE RECEIVED, the undersigned, EXIDE CORPORATION, a Delaware corporation ("Exide"), promises to pay to the order of HELLER FINANCIAL, INC., a Delaware corporation ("Heller"), the principal sum specified below with interest thereon as further specified below. This Contingent Note shall be payable on March 31, 2000 and interest thereon shall be calculated retroactively in connection with such payment. All payments of principal and interest under this Contingent Note shall be made in lawful money of the United States of America in immediately available funds at the offices of Heller located at 500 West Monroe Street, Chicago, Illinois 60661, or at such other place as may be designated by Heller to Exide in writing.

     This is the Contingent Note referred to in that certain Purchase Agreement dated as of the date hereof and made by and between Exide and Heller.

     Exide further promises to pay to the order of Heller interest from the date hereof on the aggregate unpaid principal amount hereof from time to time outstanding at a rate per annum equal to the average LIBOR Rate (as hereinafter defined). Interest shall be calculated on the basis of a year consisting of 360 days and paid for actual days elapsed. Interest on this Contingent Note shall be compounded quarterly.

     The principal amount of this Contingent Note shall be determined so that if actual lead prices for the four and one-half years after the date hereof average between 26.3 cents per pound and 32.5 cents per pound (rounded to the nearest one-tenth of one cent), the principal of this Contingent Note will be determined in accordance with Attachment A hereto (with all such prices being determined the basis of the London Metal Exchange average monthly settlement price for lead as quoted in Platt's Metals Week). If the average lead price is less than 26.3 cents per pound, nothing will be due and payable hereunder. If the average lead price is greater than 32.5 cents per pound, the principal of this Contingent Note will increase over the applicable amount set forth on Attachment A) by $118,575 for every one-tenth of one cent increase in the average price of lead. The principal amount of this Contingent Note on which interest shall be determined will be reduced by any amounts Exide shall be entitled to setoff pursuant to the Tax Matters Agreement between Exide and Heller dated as of even date herewith.

     The average LIBOR Rate for any three-month period shall be the sum of the applicable LIBOR Rate for the three months in such period divided by three. For purposes of this Contingent Note, the applicable "LIBOR Rate" for any month shall be the three month LIBOR Rate on the last business day of such month as published in The Wall Street Journal.

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     All parties hereto, whether as makers, endorsers or otherwise, severally waive presentment, demand, protest and notice of dishonor in connection with this Contingent Note.

     Neither this Contingent Note nor the obligations of Exide hereunder may be assigned or otherwise transferred without the prior written consent of Heller. Heller may assign this Contingent Note and its rights hereunder to any person without the consent of Exide.

     This Contingent Note is made under and governed by the laws of the State of Illinois (without regard to the conflicts of laws principles thereof).


                                                EXIDE CORPORATION

                                                    /s/ Alan E. Gauthier
                                                By:_____________________________

                                                        Alan E. Gauthier
                                                Name:___________________________

                                                     Executive Vice President
                                                Its:____________________________
                                                    Authorized Officer
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                                 ATTACHMENT A

               Value of                    Value of                    Value of
LME Price     Contingent    LME Price     Contingent    LME Price     Contingent
(in cents)       Note       (in cents)       Note       (in cents)       Note
   26.30       $162,420        28.40      $5,081,285       30.50      $7,571,360
   26.40       $419,570        28.50      $5,199,860       30.60      $7,689,935
   26.50       $656,720        28.60      $5,318,435       30.70      $7,808,510
   26.60       $893,870        28.70      $5,437,010       30.80      $7,927,085
   26.70     $1,131,020        28.80      $5,555,585       30.90      $8,045,660
   26.80     $1,368,170        28.90      $5,674,160       31.00      $8,164,235
   26.90     $1,605,320        29.00      $5,792,735       31.10      $8,282,810
   27.00     $1,842,470        29.10      $5,911,310       31.20      $8,401,385
   27.10     $2,079,620        29.20      $6,029,885       31.30      $8,519,960
   27.20     $2,316,770        29.30      $6,148,460       31.40      $8,638,535
   27.30     $2,553,920        29.40      $6,267,035       31.50      $8,757,110
   27.40     $2,791,070        29.50      $6,385,610       31.60      $8,875,685
   27.50     $3,028,220        29.60      $6,504,185       31.70      $8,994,260
   27.60     $3,265,370        29.70      $6,622,760       31.80      $9,112,835
   27.70     $3,502,520        29.80      $6,741,335       31.90      $9,231,410
   27.80     $3,739,670        29.90      $6,859,910       32.00      $9,349,985
   27.90     $3,976,820        30.00      $6,978,485       32.10      $9,468,560
   28.00     $4,213,970        30.10      $7,097,060       32.20      $9,587,135
   28.10     $4,451,120        30.20      $7,215,635       32.30      $9,705,710
   28.20     $4,688,270        30.30      $7,334,210       32.40      $9,824,285
   28.30     $4,925,420        30.40      $7,452,785       32.50      $9,942,860